Exhibit 10.1

May 12, 2011

William (Obi) Greenman

2501 Union Street

San Francisco, CA 94123

Dear Obi,

Congratulations! On behalf of Cerus, it is a pleasure to offer you the new position of President and Chief Executive Officer (CEO”).

You were chosen for this position because of your qualifications, proven performance in your current role and your contributions to Cerus. You were also offered this position because of Cerus’ strong commitment for providing employees with learning and career opportunities whenever possible.

As we discussed, this letter agreement (the “Agreement”) sets forth the terms and conditions of your continued employment with Cerus Corporation (“Cerus” or the “Company”). This Agreement supersedes and replaces any previous agreements, which shall have no further force or effect.

Position, Duties and Reporting Relationship

You will serve in an executive capacity and shall perform the duties of the President and Chief Executive Officer (“CEO”). You will work out of the Company’s headquarters in Concord, California. In this position, you report to the Company’s Board of Directors (the “Board”), and you have full responsibility for all activities of the Company and are required to undertake the duties and responsibilities assigned to you by the Board. Your overall mandate is to optimize the strategic, financial, and operational position of the Company. If your employment with the Company terminates for any reason, you agree to tender your resignation as a director of the Board, if requested by the Company, to be effective as of your last day of your employment with the Company or any earlier date specified by the Company. The Company may modify your duties and work location from time to time at its discretion.

Base Salary and Bonus Compensation

Beginning April 18, 2011, your annual base salary will be $415,000, less standard payroll deductions and withholdings and paid semi-monthly in accordance with the Company’s normal payroll schedule. You are eligible to participate in the Company’s Cash Bonus Plan for Senior Management of Cerus Corporation (the “Bonus Plan”), in accordance with the terms, conditions and limitations of the plan. The target bonus percentage for your position is 60% of base salary (subject to Federal & State taxes). Annual bonuses are not guaranteed and such bonuses, if any, are awarded at the sole discretion of the Board based on its assessment of your performance and the Company’s performance with respect to corporate and personal objectives. As provided in the Bonus Plan, you must remain employed through the date the bonus is paid in order to earn and be eligible to receive a bonus; no pro rata or partial bonuses will be provided. The Board shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of bonus earned, if any. The Company may modify your compensation from time to time as it deems necessary.

Stock Option Grant

As approved by the Compensation Committee, you received a stock option to purchase five hundred fifty thousand (550,000) shares of the Company’s Common Stock pursuant to the Company’s 2008 Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of such shares on the date of grant as determined by the Compensation Committee (the “Option”). These Options shall be subject to the terms and conditions of the Plan and your Option agreement, which will include the following four-year vesting schedule subject to your continued employment with the Company: one eighth (1/8th) of the shares subject to the Options shall vest six (6) months after the vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the Option shall vest on the first day of each month thereafter.

Employee Benefits and Vacation Accrual Rate

Subject to the terms, conditions and limitations of the Company’s benefit plans, you are eligible to participate in Cerus’ standard employee benefits plans which include employer-subsidized medical, dental and vision care coverage, long term disability insurance, life insurance, a 401(k) plan, and Employee Stock Purchase Plan. The Employee Stock Purchase Plan gives employees an opportunity to obtain an equity position in Cerus Corporation at a favorable price. You will continue to accrue paid vacation at a rate of 13.33 hours per month (an annual rate of four (4) weeks per year). Cerus may modify benefits and vacation accrual rate from time to time as it deems necessary.

Compliance with Company Policies; Proprietary Information and Inventions Agreement

As a Company employee, you are expected to abide by Company policies and procedures and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. Furthermore, you must read, sign and comply with the enclosed Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) as a condition of your employment.

Third Party Information

In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company, any unpublished documents or property belonging to any former employer or other third party that you are not authorized to use or disclose. By accepting employment with the Company, you represent that you will be able to perform your job duties within these guidelines and that you are not subject to any contractual or other obligations that could restrict your activities on behalf of the Company.

Outside Activities

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other business activities unless you obtain the prior written consent of the Board.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

At-Will Employment Relationship

Your employment relationship is terminable at-will. This means that either you or the Company can terminate your employment at any time, with or without Cause (defined below), and with or without advance notice. In the event that you resign from your employment, we request that you provide at least two (2) weeks advance written notice. This at-will employment relationship can only be changed in a written agreement approved by the Board and signed by you and a duly authorized member of the Board.

Severance Benefits

In the event that the Company terminates your employment without Cause (and other than as a result of your death or Disability (as defined below)) and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), and subject to your delivery to the Company of an executed release and waiver of claims in the form as the Company may require (the “Release”), within the time period set forth therein, but in no event later than forty-five days following your termination, and permitting such Release to become effective in accordance with its terms, then you will receive the following severance benefits, as your sole severance benefits (collectively, the “Severance Benefits”):

(a) twelve (12) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates following termination; provided, however, no such payments will be made prior to the effective date of the Release, and on the first regular payroll date following the effective date of the Release, the Company will pay you in a lump sum the amount of the salary continuation you would have otherwise received on and prior to such date but for the delay due to the Release, with the balance paid thereafter on the original schedule;

(b) provided that you timely elect continued group health insurance coverage through federal COBRA law, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for twelve (12) months after your termination or until you become eligible for group health insurance coverage through a new employer or otherwise cease to be eligible for COBRA coverage, whichever occurs first; and

(c) accelerated vesting of any unvested shares subject to any outstanding stock option grants such that all shares subject to your stock options will be fully vested and immediately exercisable effective as of the employment termination date.

For the purposes of this Agreement, “Cause” for termination shall mean the Company’s termination of your employment for any of the following reasons: (a) you are convicted of any felony or of any crime involving moral turpitude (including a no contest or guilty plea); (b) you participate in any fraud or act of dishonesty against the Company; (c) you willfully breach your duties to the Company, including insubordination, misconduct, excessive absenteeism, or persistent unsatisfactory performance of job duties; (d) you intentionally damage or willfully misappropriate any property of the Company; (e) you materially breach any written agreement with the Company (including, but not limited to, your Proprietary Information Agreement); or (f) you engage in conduct that demonstrates unfitness to serve as reasonably determined by the Board. Notwithstanding the foregoing, prior to a termination for Cause falling within (c) and (f) of the foregoing Cause definition, the Board must provide you with written notice of your unsatisfactory conduct and a period of thirty (30) days to cure such conduct, except that such written notice and opportunity to cure are not required if the conduct is not capable of being cured. In the event that your employment is terminated for Cause or your employment terminates at your request for any reason, Cerus shall have no obligation to pay any Severance Benefits.

For purposes of this Agreement, “Disability” shall mean your inability to perform your duties under this Agreement, even with reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least nine (9) consecutive months during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement

Change of Control Benefits

If, on or within twelve (12) months after a Change of Control (defined below), your employment is terminated without Cause (and other than as a result of your death or Disability (as defined above)) by the Company or terminated by you due to your Good Reason Resignation (defined below) and provided such termination constitutes a “separation from service” (as defined above), and subject to your delivery to the Company of an executed Release, within the time period set forth therein, but in no event later than forty-five days following your termination, and permitting such Release to become effective in accordance with its terms, then you will receive the following severance benefits, as your sole benefits (collectively, the “Change of Control Benefits”):

(a) eighteen (18) months of your base salary in effect as of the termination date (ignoring any reduction in salary that is the basis for a Good Reason Resignation), less required deductions and withholdings, paid in the form of a lump sum on the first regular payroll date following the effective date of the Release;

(b) provided that you timely elect continued group health insurance coverage through federal COBRA law, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for eighteen (18) months after your termination or until you become eligible for group health insurance coverage through a new employer or otherwise cease to be eligible for COBRA coverage, whichever occurs first; and

(c) accelerated vesting of any unvested shares subject to any outstanding stock option grants such that all shares subject to your stock options will be fully vested and immediately exercisable effective as of the employment termination date.

For the purposes of this Agreement, a “Change of Control” shall mean: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation; or (c) a reverse merger in which the Company is the surviving corporation but the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after the closing of the transaction, securities representing less than fifty percent (50%) of the voting stock of the Company or other surviving entity.

For the purposes of this Agreement, your “Good Reason Resignation” shall mean your resignation within twelve (12) months after a Change of Control because the Change of Control resulted, without your consent, in: (a) a relocation of your assigned office more than thirty-five (35) miles from its location immediately prior to the Change of Control; (b) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (c) a material reduction in the scope of your duties and responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control. Notwithstanding the foregoing, a “Good Reason Resignation” shall only occur if: (a) you notify the Company in writing, within sixty (60) days after the occurrence of one of the foregoing events, specifying the event(s) constituting “good reason” and that you intend to terminate your employment no earlier than thirty (30) days after providing such notice; (b) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) you resign from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting “good reason” but failed to do so.

Section 409A

It is intended that each installment of the severance payments and benefits provided under this Agreement (the “Severance Benefits”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that payments of the Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the Treasury Regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) of the Treasury Regulations. However, if the Company determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on your separation from service, a “specified employee” of the Company (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Severance Benefits shall be delayed so that on the earlier to occur of: (i) the date that is six months and one day after your separation from service and (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), the Company shall (A) pay to you a lump sum amount equal to the sum of the Severance Benefits that you would otherwise have received through the

Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this paragraph and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Miscellaneous

This Agreement, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with Cerus. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this letter, require a written modification signed by a duly authorized director of the Board. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by your or its respective attorneys, and signs the same of your or its own free will. This Agreement can be signed in counterparts, and facsimile signatures shall be deemed equivalent to original signatures. As required by law, your employment is subject to satisfactory proof of your right to work in the United States.

Please sign below to indicate your acceptance of these terms and conditions of your employment relationship. We look forward to your favorable reply and to a continued productive and exciting work relationship.

Sincerely,

/s/ Gail Schulze
Gail Schulze
Chair, Cerus Compensation Committee

Approved and Accepted	/s/ William (Obi) Greenman	Date May 12, 2011
William (Obi) Greenman